Exhibit 99.2

Investor Update – October 5, 2010

Note to Investors

This new, abbreviated Investor Update is being provided to communicate certain actual third quarter 2010 mainline and consolidated operating statistics.  It includes forecasted mainline and consolidated unit cost (excluding fuel) and passenger unit revenue (PRASM) information, estimated economic fuel cost per gallon for the quarter, and expected consolidated non-operating expense.  This version of the Investor Update will be provided concurrent with our traffic releases for the last month of each quarter.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our third quarter earnings release scheduled for October 21, 2010.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures

Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the volatility of fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

Third Quarter 2010 Statistics
	Q3 2010	Change Y-O-Y
Capacity (ASMs in millions)	6,544	7.3%
Traffic (RPMs in millions)	5,580	11.2%
Revenue passengers (000s)	4,562	7.6%
Load factor*	85.3%	3.0	pts
*percentage of available seats occupied by fare-paying passengers

Forecast Information
	Forecast Q3 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
Capacity (ASMs in millions)	see actuals above	see actuals above	24,380	5%
Passenger revenue per ASM (PRASM)	11.80 – 11.90	2.5% - 3.5%	(a)	(a)
Cost per ASM excluding fuel and special items (cents) (b)	7.5 – 7.6	(4)% – (5)%	7.9 – 8.0	(3)% – (4)%
Fuel gallons (000,000)	86	7%	319	4.5%
Economic fuel cost per gallon (c)	$2.38	11%	(c)	(c)
(a) We do not provide full-year unit revenue guidance
(b) Our forecast of mainline cost per ASM excluding fuel is based on forward-looking estimates, which may differ from actual results.
(c) Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost – $1.88 ($79 per barrel); refining margin – 31 cents; taxes and fees – 15 cents; cost of settled hedges – 4 cents.  Full-year estimates would not be meaningful at this time.

AIR GROUP – CONSOLIDATED

Third Quarter 2010 Statistics
	Q3 2010	Change Y-O-Y
Capacity (ASMs in millions)*	7,379	6.1%
Traffic (RPMs in millions)*	6,248	9.9%
Revenue passengers (000s)*	6,389	5.5%
Load factor*	84.7%	2.9	pts
* Statistics include Alaska mainline operations, Horizon brand flying, and CPA flying with Horizon only.  Statistics from third-party CPA arrangements are not included in the current period or in the percentage change.

Forecast Information
	Forecast Q3 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
Capacity (ASMs in millions) (a)	see actuals above	see actuals above	27,600 – 27,650	4.5%
Passenger revenue per ASM (b)	13.10 – 13.20	3.0% – 4.0%	(b)	(b)
Cost per ASM excluding fuel and special items (cents) (b) (c)	8.35 – 8.45	(3)% – (4)%	8.8 – 8.9	(3)% – (4)%
Fuel gallons (000,000)	100	5%	375	3%
Economic fuel cost per gallon (d)	$2.39	11%	(d)	(d)
(a) Capacity forecast includes Alaska mainline operations, Horizon brand flying, and CPA flying with Horizon only.
(b) Our forecasted PRASM and CASM amounts are based on consolidated revenues and costs per ASM using total ASMs, which include Alaska mainline operations, Horizon brand flying, and all CPA flying.  Capacity for third-party CPA flying is expected to be approximately 15 million ASMs and 65 million ASMs for the third quarter and full-year 2010, respectively.
(c) Our forecast of cost per ASM excluding fuel is based on forward-looking estimates, which may differ from actual results.
(d) Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Full-year estimates would not be meaningful at this time.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $20 million in the third quarter of 2010.

Special Charges in Third Quarter 2010
As previously disclosed, we expect to record fleet transition charges in the third quarter associated with the removal of four CRJ-700 aircraft from our operations through lease assignment to a third-party carrier.  We expect the charge to be approximately $7 million.

We also previously disclosed an expected charge of $3 million related to the elimination of a number of positions in Horizon’s maintenance division as a result of the decision to outsource the heavy maintenance function for Q400 aircraft.

The forecast of CASM above does not include these charges.